Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ligand Pharmaceuticals Incorporated 2002 Stock Incentive Plan of Ligand Pharmaceuticals, Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Ligand Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ligand Pharmaceuticals included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

July 9, 2024